Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.

	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

Nautilus, Inc., Names Seasoned Financial Steward, Former Nike CFO Robert S. Falcone, President and Chief Executive Officer

VANCOUVER, Wash. (October 17, 2007) – The Board of Directors of Nautilus, Inc. (NYSE: NLS) today announced that it named Robert S. Falcone President and Chief Executive Officer of Nautilus, Inc., effective immediately. Mr. Falcone has served as the Company’s interim President and Chief Executive Officer since August 2007 and has been an independent director of Nautilus, Inc. since 2003. He is Chairman of the Board.

As Director of New Business Development and then Senior Vice President and Chief Financial Officer of Nike, Inc. (NYSE: NIKE) from 1990 to 1998, Mr. Falcone, 60, helped build the brand during a time of intense transition into one of the most widely recognized and respected in the world. During that time, Nike revenues grew from $2 billion to nearly $10 billion. While at Nike, Mr. Falcone was responsible for stewardship of all of the company’s finances as well as oversight of its widely respected investor relations program.

“After a rigorous search comprised of many talented candidates, we are pleased to appoint Bob Falcone as the Board’s unanimous choice for President and CEO of Nautilus, Inc.,” said Ronald Badie, Nautilus, Inc.’s lead independent director. “Bob’s superior leadership, financial acumen and experience in growing world-class corporations make him the ideal choice to guide the company. This appointment will enable Nautilus to maximize value to our shareholders.”

Mr. Falcone has already begun an intensive operational review of Nautilus, Inc. and has begun to build his world-class management team as well as undertaken development of a long-term strategic plan.

Most recently, Mr. Falcone was President and Chief Executive Officer of GCR Custom Research, a market research firm specializing in customer research and proprietary market tracking services.

Mr. Falcone brings more than 37 years of management, board and audit experience to Nautilus, Inc. In addition to Nike, he has held executive-level positions with some of the world’s leading corporations, including BearingPoint, Inc. (NYSE: BE). A former auditor, Mr. Falcone also spent more than 21 years at Price Waterhouse LLP (now PricewaterhouseCoopers), including the last eight as partner.

“I look forward to bringing best-in-class execution to leverage Nautilus’ many existing strengths and capitalize on a largely untapped global market opportunity for its strong brands,” said Mr. Falcone. “While we continue to address some challenges, our shareholders can be confident that we will be guided by sound strategies for sustainable growth.”

A board member and former audit committee chairman of RadioShack Corp. (NYSE: RSH), Mr. Falcone holds a B.S. in Business Administration, Accounting from Villanova University.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. More information is at www.nautilusinc.com.

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